Exhibit 2.2


                                  SCHEDULE "D"


           ----------------------------------------------------------



                              ARRANGEMENT AGREEMENT

                       Made as of the 13 day of May, 2002

                                     Between

                        INTERNATIONAL PURSUIT CORPORATION
      a corporation incorporated under the laws of the Province of Ontario

                                       and

                             NEVORO GOLD CORPORATION
        a corporation continued under the laws of the Province of Ontario



           ----------------------------------------------------------







                                 McMillan Binch
                                    ________

                             Barristers & Solicitors

                                  TABLE OF CONTENTS


GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 1 INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

1.1       Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

1.2       In this Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

1.3       Interpretation Not Affected by Headings. . . . . . . . . . . . . . . . . . .    4

1.4       Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

1.5       Date for Any Action. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

1.6       Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

1.7       Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

1.8       Appendices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

1.9       Appendix  Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

1.10      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

SECTION 2  ARRANGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

2.1       Arrangement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

2.2       Effective Date of Arrangement. . . . . . . . . . . . . . . . . . . . . . . .    6

2.3       Commitment to Effect Arrangement . . . . . . . . . . . . . . . . . . . . . .    7

2.4       Filing of Final Order. . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 3  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . .    8

3.1       Representations and Warranties of Pursuit. . . . . . . . . . . . . . . . . .    8

3.2       Representations and Warranties of Nevoro . . . . . . . . . . . . . . . . . .   13

SECTION 4  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

4.1      Covenants of Nevoro . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

4.2      Covenants of Pursuit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21


                                      (v)

                                                                                   Page Dvi

4.3       Interim Order and Final Order. . . . . . . . . . . . . . . . . . . . . . . .   23

4.4       Co-operation, Consents and Approvals . . . . . . . . . . . . . . . . . . . .   24

4.5       Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

4.6       Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

SECTION 5  CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

5.1       Conditions Precedent for the Benefit of Nevoro . . . . . . . . . . . . . . .   25

5.2       Conditions Precedent for the Benefit of Pursuit. . . . . . . . . . . . . . .   26

5.3       Mutual Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . .   26

5.4       Conditions and Obligations of Each Party . . . . . . . . . . . . . . . . . .   27

5.5       Notice and Cure Provisions . . . . . . . . . . . . . . . . . . . . . . . . .   27

5.6       Arrangement and Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .   28

5.7       Arrangement and Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .   28

SECTION 6  AMENDMENT AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .   28

6.1       Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

6.2       Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

6.3       Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

SECTION 7  MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

7.1       Merger of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

7.2       Merger of Representations, Warranties and Covenants. . . . . . . . . . . . .   30

SECTION 8  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

8.1       Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

8.2       Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

8.3       Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

8.4       Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

8.5       Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

8.6       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

8.7       Time of Essence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

8.8       Unenforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

8.9       Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

8.10      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33


                                      (vi)

                                                                                  Page Dvii

8.11      Counterpart Executions and Facsimile Transmissions . . . . . . . . . . . . .   33

          APPENDIX  1  TO  THE ARRANGEMENT AGREEMENT MADE AS OF __, 2002 BETWEEN
          INTERNATIONAL  PURSUIT  CORPORATION  AND  NEVORO  GOLD  CORPORATION

International Pursuit Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . .    2

International Pursuit Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . .    3

International Pursuit Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . .    4

International Pursuant Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .    5


                                      (vii)

                             ARRANGEMENT AGREEMENT


This Agreement made as of the 13 day of May, 2002, between

                         INTERNATIONAL PURSUIT CORPORATION
                         A corporation incorporated pursuant to the laws of the Province of Ontario, and having a head office at the City of Toronto, Ontario

                         ("Pursuit")

                                      and

                         NEVORO GOLD CORPORATION,
                         A corporation continued under the laws of the Province of Ontario, and having a head office at the City of Toronto, Ontario

                         ("Nevoro")

RECITALS

A. Pursuit and Nevoro wish to proceed with a proposed merger by way of Plan of Arrangement under the Act whereby the Shareholders of Pursuit (the "Pursuit Shareholders") and the Shareholders of Nevoro (the "Nevoro Shareholders") will exchange their Pursuit Common Shares and their Nevoro Common Shares (as applicable) for Common Shares in a combined entity to be known as Apollo Gold Corporation ("Apollo");


B. Pursuit proposes to convene a meeting of the Pursuit Shareholders to consider the Arrangement on the terms set forth in the Plan of Arrangement annexed as Appendix 1 hereto;

C. The respective boards of directors of Pursuit and Nevoro have unanimously determined that it would be advisable and in the best interests of their respective corporations to enter into this Agreement.

D. Upon the Arrangement becoming effective, among other things, the outstanding Pursuit Common Shares will be exchanged for Apollo Common Shares in accordance with the provisions of this Agreement and the Plan of Arrangement; and

E. The parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

                                                                         Page D2

SECTION  1  INTERPRETATION

1.1     DEFINITIONS

1.2          IN  THIS  AGREEMENT:

(1)  "ACT" means the Business Corporations Act (Ontario) as amended;

(2) "AGREEMENT" means this arrangement agreement including the Appendices attached hereto, as the same may be supplemented or amended from time to time;

(3) "APOLLO" means Apollo Gold Corporation, the company to be formed by the merger of Pursuit and Nevoro pursuant to the terms of this Agreement and the Plan of Arrangement;

(4) "APOLLO COMMON SHARES" means the common shares without par value in the authorized capital of Apollo;

(5) "APOLLO WARRANTS" means the share purchase warrants to be issued in exchange for the Pursuit Warrants pursuant to the Plan of Arrangement, each whole warrant entitling the holder to acquire one Apollo Common Share at an exercise price of U.S. $1.60 per share until March 21, 2004;

(6) "APPLICABLE LAWS" means collectively the Competition Act (Canada), the Investment Canada Act, the applicable securities laws of the provinces and territories of Canada, the Act, the rules of the TSX, the United States Securities Act of 1933, the United States Securities Exchange Act of 1934, as amended, and state securities or "blue-sky" laws of the states of the United States;

(7) "ARRANGEMENT" means the statutory arrangement involving Pursuit and Nevoro, pursuant to Section 182 of the Act as contemplated by the provisions of this Agreement and the Plan of Arrangement or any amendment or variation thereto made in accordance with the terms thereof;

(8) "BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory holiday in the Province of Ontario;

(9)  "COURT" means the Ontario Superior Court of Justice;

(10) "DIRECTOR" means the Director under the Act;

(11) "EFFECTIVE DATE" means the date that certified copies of the Final Order and Agreement, including the Plan of Arrangement, are accepted for filing by the Director under the Act giving effect to the Arrangement;

(12) "EFFECTIVE TIME" means 12:01 a.m., Toronto time, on the Effective Date;

                                                                         Page D3

(13) "FINAL ORDER" means the final order of the Court approving the Arrangement pursuant to the Act;

(14) "INFORMATION CIRCULAR" means the definitive form, together with any amendments thereto, of the management information circular of Pursuit prepared in accordance with applicable laws to be sent to the Pursuit Shareholders in connection with the Meeting;

(15) "INTERIM ORDER" means the interim order of the Court pursuant to the application therefor contemplated by Section 4.3 hereof;

(16) "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the entity or entities in question;

(17) "MEETING" means the annual and special meeting of the Pursuit Shareholders and any adjournment or postponement thereof, to be held to consider, among other things, and, if deemed advisable, approve the Arrangement;

(18) "NEVORO" means Nevoro Gold Corporation, a company continued under the laws of the Province of Ontario;

(19) "NEVORO COMMON SHARES" means the common shares without par value in the authorized capital of Nevoro;

(20) "PERSON" means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

(21) "PLAN OF ARRANGEMENT" means the plan of arrangement which is attached to this Agreement as Appendix 1 and any amendment or variation thereto made in accordance with Section 6.1 hereof;

(22) "PUBLIC DOCUMENTS" means collectively documents or information filed by Pursuit under Applicable Laws, including, without limitation, Pursuit's:
     (i) 2001 Annual Report to shareholders; (ii) proxy circular relating to Pursuit's 2001 Annual Meeting of Shareholders; (iii) 2001 Annual Information Form; and (iv) report for the quarter ended December 31, 2001;

(23) "PURSUIT" means International Pursuit Corporation, a corporation incorporated under the laws of the Province of Ontario;

(24) "PURSUIT COMMON SHARES" means the common shares without par value in the authorized capital of Pursuit;

                                                                         Page D4

(25) "PURSUIT COMPENSATION WARRANTS" means the share purchase warrants issued by Pursuit to BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners on March 21, 2002, each compensation warrant entitling the holder to acquire one Pursuit Common Share at a price of U.S. $1.60 until March 21, 2004.

(26) "PURSUIT DEBENTURES" means the presently outstanding 0.0% secured convertible debentures of Pursuit in the aggregate principal amount of U.S. $23 million, which each U.S. $1,000 principal amount of debentures entitling the holder thereof to acquire 1,250 Pursuit Common Shares and
     312.50 Pursuit Warrants in accordance with the terms and conditions thereof;

(27) "PURSUIT OPTIONS" means the rights (whether or not vested) to purchase Pursuit Common Shares which are presently or from time to time outstanding;

(28) "PURSUIT SHAREHOLDERS" means the holders of the outstanding Pursuit Common Shares;

(29) "PURSUIT WARRANTS" means the share purchase warrants issuable upon conversion of the Pursuit Debentures, each whole warrant entitling the holder to acquire one Pursuit Common Share at an exercise price of U.S.
     $1.60  per  share  until  March  21,  2004;

(30) "SUBSIDIARY" means with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a Subsidiary;

(31) "TSX" means the Toronto Stock Exchange; and

(32) "1933 ACT" means the United States Securities Act of 1933, as amended and the rules and regulations thereunder.

1.3  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS

     The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Agreement. The terms "this Agreement," "hereof," "herein," "hereunder" and similar expressions refer to this Agreement and the appendices hereto as a whole and not to any particular article, section, subsection, paragraph or subparagraph hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4  CONSTRUCTION

     In this Agreement, unless something in the context is inconsistent therewith:

                                                                         Page D5

     (a) the words "include" or "including" when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

     (b) a reference to a statute shall be deemed to include every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation;

     (c) a reference to time or date is to the local time or date in Toronto, Ontario, unless specifically indicated otherwise;

     (d) a reference to a particular corporation includes the corporation derived from the amalgamation of the particular corporation, or of a corporation to which such reference is extended by this paragraph (d), with one or more other corporations;

     (e) a word importing the masculine gender includes the feminine or neuter and a word importing the singular includes the plural and vice versa; and

     (f) a reference to "approval," "authorization," "consent," "designation" or "notice" means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.5  DATE  FOR  ANY  ACTION

     In the event that any date on which any action is required to be taken hereunder by either of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day in such place, unless otherwise agreed to.

1.6  CURRENCY

     All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.7  ACCOUNTING  PRINCIPLES

     Whenever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the Canadian generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor thereto, applicable as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles.

                                                                         Page D6

1.8  APPENDICES

     The following appendix is attached hereto and shall be deemed to be incorporated into and form part of this Agreement:

1.9       APPENDIX          TITLE

          1                 Plan  of  Arrangement

1.10 ENTIRE  AGREEMENT

     This Agreement, together with the appendices, agreements and other documents herein or therein referred to, constitute the entire agreement among the parties pertaining to the subject manner hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

SECTION 2 ARRANGEMENT

2.1  ARRANGEMENT

     Pursuit and Nevoro agree to effect the Arrangement pursuant to the provisions of Section 182 of the Act on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement. In particular, Pursuit shall as soon as practicable, apply to the Court pursuant to subsection 182(5) of the Act for the Interim Order providing for, among other things, the calling and holding of the Meeting for the purposes of considering and, if deemed advisable, approving the Arrangement. If the Arrangement is approved at the Meeting in accordance with the Interim Order, Pursuit will take, as soon as reasonably possible, the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct approving the Arrangement subject to the satisfaction, waiver or release of the conditions set forth in Section 5. If the Final Order is obtained, subject to the satisfaction, waiver or release of the conditions set forth in Section 5, Pursuit will file Articles of Arrangement together with a certified copy of the Final Order for acceptance by the Director to give effect to the Arrangement pursuant to Section 183 of the Act.

2.2  EFFECTIVE  DATE  OF  ARRANGEMENT

     The Arrangement shall become effective at the Effective Time on the Effective Date, and at such time, inter alia, the following transactions shall occur in the following order concurrently with the completion of the
Arrangement:

     (a) the outstanding Pursuit Common Shares (excluding, for greater certainty, any Pursuit Common Shares issued pursuant to the conversion of the Pursuit Debentures) shall be consolidated (the "Pursuit Share Consolidation") on a basis of one (1) Pursuit Common Share for each
          43.57  Pursuit  Common  Shares  previously  held  by  the  Pursuit
          Shareholders;

                                                                         Page D7

     (b) the terms of each of the outstanding Pursuit Options will be amended to: (i) consolidate the number of Pursuit Shares which the holder of the Pursuit Option is entitled to acquire upon the exercise thereof on the basis of one Pursuit Share for every 43.57 Pursuit Shares which the Pursuit Option previously entitled the holder to acquire; and (ii) to increase the purchase price of the Pursuit Shares which the Pursuit Option entitles the holder to acquire by the amount stipulated by the terms governing such Pursuit Option in the event of a consolidation in the share capital of Pursuit;

     (c) all of the outstanding Pursuit Debentures shall be converted into the underlying Pursuit Common Shares and Pursuit Warrants;

     (d) immediately following the Pursuit Share Consolidation, all of the Pursuit Common Shares outstanding on the Effective Date will be exchanged for Apollo Common Shares on the basis of one (1) Apollo Common Share for each one (1) Pursuit Common Share held;

     (e) all of the outstanding Pursuit Options (as amended in accordance with paragraph (b) above) will be exchanged for options (the "Apollo Options") to acquire Apollo Shares on the basis of one Apollo Option for each Pursuit Option held;

     (f) all Pursuit Warrants outstanding on the Effective Date will be exchanged for Apollo Warrants on the basis of one (1) Apollo Warrant for each one (1) Pursuit Warrant held;

     (g) all Pursuit Compensation Warrants outstanding on the Effective Date will be exchanged for Apollo Warrants on the basis of one (1) Apollo Warrant for each one (1) Pursuit Compensation Warrant held;

     (h) all Nevoro Common Shares outstanding on the Effective Date will be exchanged for an aggregate of 1,970,000 Apollo Common Shares; and

     (i) Pursuit and Nevoro will be amalgamated and the options of Pursuit and Nevoro will be merged on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.3  COMMITMENT  TO  EFFECT  ARRANGEMENT

     Subject to satisfaction of the terms and conditions of this Agreement and termination pursuant to Section 6, the parties shall each use all reasonable efforts and do all things reasonably required to cause the Arrangement to become effective on June [21], 2002, or on such other date as Pursuit and Nevoro may mutually determine and, in conjunction therewith, to cause the transactions contemplated by the Plan of Arrangement to be completed prior to the Effective Date. Without limiting the generality of the foregoing, the parties shall proceed forthwith to

                                                                         Page D8

apply for the Interim Order and, upon the granting thereof, Pursuit shall call the Meeting and mail the Information Circular to the Pursuit Shareholders.

2.4  FILING  OF  FINAL  ORDER

     Subject to the rights of termination contained in Section 6 hereof, upon the Pursuit Shareholders approving the Arrangement by special resolution in accordance with the provisions of the Act, Pursuit obtaining the Final Order and the other conditions contained in Section 5 hereof being complied with, Pursuit shall file certified copies of the Final Order and this Agreement with the Director pursuant to Section 183 of the Act, together with such other documents as may be required in order to effect the Arrangement and shall request that such certified copy of the Final Order be accepted for filing by the Director. Upon such filing and issuance by the Director of certified copies of such documents giving effect to the Arrangement pursuant to Section 183 of the Act, Nevoro and Pursuit shall exchange such other documents as may be necessary or desirable in connection with the completion of the transactions contemplated by this Agreement and the Plan of Arrangement.

SECTION 3 REPRESENTATIONS  AND  WARRANTIES

3.1  REPRESENTATIONS  AND  WARRANTIES  OF  PURSUIT

     Pursuit hereby represents and warrants to Nevoro as follows (and acknowledges that Nevoro is relying upon these representations and warranties in connection with the entering into of this Agreement):

     (a) Pursuit has been duly incorporated and organized, and is validly existing as a corporation, under the laws of the Province of Ontario, and has full corporate power and authority to own its assets and conduct its business as now owned and conducted;

     (b) Pursuit is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis;

     (c) each Subsidiary of Pursuit has been duly incorporated and organized, and is validly existing as a corporation in good standing, under the laws of its jurisdiction of incorporation as set forth in the Annual Information Form of Pursuit dated May 2, 2001 and is duly qualified to carry on business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis;

                                                                         Page D9

     (d) Pursuit and each of its Subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of its respective businesses, including the Applicable Laws, except where failure so to comply will not have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis, and has all the licenses, permits, orders or approvals of, and each of them has made all required registrations with, any governmental or regulatory body that is material to the conduct of its business;

     (e) the authorized capital of Pursuit consists of an unlimited number of Pursuit Common Shares. As of the date hereof, 36,293,061 Pursuit Common Shares are issued and outstanding, up to a maximum of 28,750,000 Pursuit Common Shares may be issued pursuant to conversion of the Pursuit Debentures; up to a maximum of 7,187,500 Pursuit Common Shares may be issued pursuant to the Pursuit Warrants and up to a maximum of 718,750 Pursuit Common Shares may be issued pursuant to the Pursuit Compensation Warrants;

     (f) other than Pursuit Debentures, Pursuit Warrants, Pursuit Compensation Warrants and the Pursuit Options there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of Pursuit or its Subsidiaries to issue or sell any Pursuit Common Shares or any shares of the capital stock of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any Pursuit Common Shares or any shares in the capital stock of any of its Subsidiaries or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Pursuit or any of its Subsidiaries. The holders of outstanding Pursuit Common Shares, Pursuit Debentures, Pursuit Warrants, Pursuit Compensation Warrants and Pursuit Options are not entitled to any pre-emptive or other similar rights;

     (g) Pursuit has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

     (h) other than in connection with or in compliance with the provisions of the Applicable Laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by Pursuit of its obligations under this Agreement;

     (i) the execution and delivery of this Agreement by Pursuit and the consummation by Pursuit of the transactions contemplated by this Agreement have been or will be duly authorized by the board of directors of Pursuit and, other than the Meeting, no other corporate proceedings on the part of Pursuit are necessary to authorize this Agreement and the transactions contemplated hereby;

     (j) this Agreement has been duly executed and delivered by Pursuit and constitutes a valid and binding obligation of Pursuit, enforceable by Nevoro against Pursuit in

                                                                        Page D10

          accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

     (k) the execution and delivery by Pursuit of this Agreement and performance by it of its obligations hereunder will not:

          (i)  result in a violation or breach of any provision of:

               (A) its articles of incorporation, by-laws or the constating documents of any of its Subsidiaries; or

               (B) subject to obtaining the required regulatory approvals under the Applicable Laws, any law, regulation, order, judgment or decree to which it or its Subsidiaries is subject or by which it is bound; or

               (C) any agreement, contract, license, franchise or permit to which it is a party or by which it or its Subsidiaries is bound;

          (ii) give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, in any case, or give rise to any rights of first refusal or change in control or influence or any restriction or limitation under any such agreement, contract, license, franchise or permit; or

         (iii) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any of its Subsidiaries other than any such violations, breaches, rights or encumbrances, charges or liens that will not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement;

     (l) other than as referred to in Pursuit's Public Documents, or as set forth in a list provided to Nevoro of such agreements, there are no agreements material to the conduct of Pursuit's business and Nevoro has been provided with true and complete copies of all such material agreements. Except as disclosed in writing to Nevoro, no approval or consent of any person is needed in order that the agreements continue in full force and effect following consummation of the transactions contemplated hereby;

     (m) the Public Documents of Pursuit are, as of their respective dates, in compliance in all material respects with the Applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities;

                                                                        Page D11

     (n) the audited consolidated balance sheets and related consolidated statement of loss and deficit and consolidated statement of cash flows of Pursuit for fiscal year ending December 31, 2001, and the unaudited consolidated balance sheets and related consolidated statement of loss and deficit and consolidated statement of cash flows for the period ended March 31, 2002 (the "Pursuit Financial Statements") and contained in the Public Documents, were prepared in accordance with generally accepted accounting principles in Canada consistently applied, and fairly present the consolidated financial condition of Pursuit at the respective dates indicated and the results of operations of Pursuit (on a consolidated basis) for the periods covered;

     (o)  since  December  31,  2001,  and  except  as  disclosed  in the Public
          Documents:

          (i) Pursuit and its Subsidiaries have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice;

         (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that has had or is reasonably likely to have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis has been incurred by Pursuit or any of its Subsidiaries; and

         (iii) there has not been any event that has had or is reasonably likely to have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis;

     (p) except as set forth in the Public Documents or as disclosed previously in writing to Nevoro, none of Pursuit or its Subsidiaries is a party to any written or oral agreement providing for severance or termination payments to, or any employment agreement with, any senior officer or director, and is not a party to any collective bargaining or similar agreement;

     (q) except as set forth in the Public Documents or as set forth in documents previously delivered by Pursuit to Nevoro, Pursuit and its Subsidiaries have no employee benefit plans and Pursuit and each of its Subsidiaries have complied with all federal, provincial, state, local or foreign laws relating to wages, fringe benefits and the payment of withholding and similar taxes, has complied with all applicable provisions of all legislation dealing with employees and employee pension and other benefit plans, has made all filings required to be made in connection with such plans and has made in a timely manner all contributions to any such plan that they are required to make, the omission of which would have any Material
          Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis.

                                                                        Page D12

     (r) the corporate records and minute books of Pursuit and its Subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects;

     (s) to the best of Pursuit's knowledge, the business carried on by Pursuit and its Subsidiaries complies with all applicable environmental laws;

     (t) none of Pursuit and its Subsidiaries has received any environmental notice which has not been resolved to the satisfaction of the issuer of the environmental notice, and none of Pursuit and its Subsidiaries is aware of any facts which are reasonably likely to give rise to an environmental notice;

     (u) Pursuit and its Subsidiaries have obtained all permits required under applicable environmental laws in order for their business to be carried on as now conducted and such permits are valid and in full force and effect;

     (v) to the best of Pursuit's knowledge, all hazardous substances disposed of, treated or stored on or off site of the respective mineral tenures of Pursuit and its Subsidiaries have been disposed of, treated and stored in compliance with all applicable environmental laws;

     (w) each of Pursuit and its Subsidiaries has prepared in a true, correct and complete manner, and duly and timely filed or cause to be filed, all tax returns, material elections, filings and reports required to be filed by it, has paid or caused to be paid, all taxes which are now due and payable in all material respects, and has made adequate provision in the Pursuit Financial Statements for all the taxes to become due, as the case may be; and with respect to any period after March 31, 2002, no liability for taxes has arisen for Pursuit or its Subsidiaries, except for taxes in the ordinary course of its business;

     (x) each of Pursuit and its Subsidiaries has made adequate and timely installments on account of material taxes for each period ending on or prior to the date of this Agreement;

     (y) each of Pursuit and its Subsidiaries has withheld from payments made to its past or present employees, officers and directors, and to non-residents, the required amount in respect of taxes and other deductions to be withheld therefrom, and has remitted any withheld amounts to the applicable governmental entity within the required time periods under the applicable tax legislation;

     (z) neither Pursuit nor any of its Subsidiaries has received any refund of taxes or any credit against taxes from any relevant governmental entity to which it was not entitled and which has not been returned to any relevant governmental entity;

     (aa) all tax returns of Pursuit and its Subsidiaries have been filed and there are no outstanding waivers of any limitation periods or agreements providing for an

                                                                        Page D13

          extension of time for filing of any tax return, election or designation or the payment of any taxes;

     (bb) there is not now any claim concerning any tax liability of Pursuit or any of its Subsidiaries either (a) claimed or raised by any governmental entity in writing; or (b) as to which Pursuit has knowledge;

     (cc) to the best of Pursuit's knowledge, neither Pursuit nor any of its Subsidiaries has any liability for the taxes or any other corporation under any applicable tax law as a transferee, successor, by contract, operation of law or otherwise; and

     (dd) except as set forth or reflected in the Public Documents, or as disclosed previously in writing to Nevoro, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Pursuit, threatened against or relating to Pursuit or any of its Subsidiaries or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis or prevent or materially delay consummation of the transactions contemplated by this Agreement, nor is Pursuit aware of any basis for any such claim, action, proceeding or investigation. Neither Pursuit nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis or prevent any materially delay consummation of the transactions contemplated by this Agreement.

3.2  REPRESENTATIONS  AND  WARRANTIES  OF  NEVORO

     Nevoro hereby represents and warrants to Pursuit as follows (and acknowledges that Pursuit is relying upon these representations and warranties in connection with the entering into of this Agreement):

     (a) Nevoro has been duly continued, and is validly existing, as a company under the laws of the Province of Ontario, and has full corporate power and authority to own its assets and conduct its business, as now owned and conducted;

     (b) Nevoro is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis;

     (c) each Subsidiary of Nevoro has been duly incorporated and organized, and is validly existing as a corporation in good standing, under the laws of its jurisdiction of incorporation and is duly qualified to carry on business in each jurisdiction in which the character of its properties, owned or leased, or the nature

                                                                        Page D14

          of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis;

     (d) Nevoro and each of its Subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of its respective businesses, including the Applicable Laws, except where failure so to comply will not have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis, and has all the licenses, permits orders or approvals of, and each of them has made all required registrations with, any governmental or regulatory body that is material to the conduct of its business;

     (e) the authorized capital of Nevoro consists of an unlimited number of Nevoro Common Shares and as of the date hereof, 1,970,000 Nevoro
          Common  Shares  are  issued  and  outstanding;

     (f) there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of Nevoro to issue or sell any Nevoro Common Shares or any securities or obligations of any kind convertible into or exchangeable for any Nevoro Common Shares, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Nevoro. The holders of outstanding Nevoro Common Shares are not entitled to any pre-emptive or other similar rights;

     (g) Nevoro has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

     (h) other than in connection with or in compliance with the provisions of the Applicable Laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by Nevoro of its obligations under this Agreement;

     (i) the execution and delivery of this Agreement by Nevoro and the consummation by Nevoro of the transactions contemplated by this Agreement have been or will be duly authorized by its board of directors of Nevoro and no other corporate proceedings on the part of Nevoro are necessary to authorize this Agreement and the transactions contemplated hereby;

     (j) this Agreement has been duly executed and delivered by Nevoro and constitutes a valid and binding obligation of Nevoro, enforceable by Pursuit against Nevoro in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

                                                                        Page D15

     (k) the execution and delivery by Nevoro of this Agreement and the performance by it of its obligations hereunder will not:

          (i)  result in a violation or breach of any provision of:

               (A)  its  articles  of  incorporation or  by-laws;

               (B) subject to obtaining the required regulatory approvals under the Applicable Laws, any law, regulation, order, judgment or decree to which it is subject or by which it is bound;

               (C) any agreement, contract, license, franchise or permit to which it is a party or by which it is bound; or

          (ii) give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, in any case, or give rise to any rights of first refusal or change in control or influence or any restriction or limitation under any such agreement, contract, license, franchise or permit; or

         (iii) result in the imposition of any encumbrance, charge or lien upon any of its assets, other than any such violations, breaches, rights or encumbrances, charges or liens that will not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement;

     (l) Pursuit has been provided with true and complete copies of all material agreements relating to the business of Nevoro and its Subsidiaries or access thereto. Except as disclosed in writing to Pursuit, no approval or consent of any person is needed in order that the agreements continue in full force and effect following consummation of the transactions contemplated hereby;

     (m) other than in connection with or in compliance with the provisions of Applicable Laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Nevoro for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement;

     (n) the documents or information of Nevoro and its Subsidiaries provided to Pursuit do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as at the time they were provided to Pursuit;

                                                                        Page D16

     (o)  since February 1, 2002, and except as disclosed to Pursuit:

          (i) each of Nevoro and its Subsidiaries have conducted its respective business in the usual, ordinary and regular course and consistent with past practice;

          (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that has had or is reasonably likely to have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis have been incurred by Nevoro or any of its Subsidiaries; and

         (iii) there has not been any event that has had or is reasonably likely to have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis;

     (p) the corporate records and minute books of Nevoro and its Subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects;

     (q) except as set forth in the documents or information concerning Nevoro and its Subsidiaries provided to Pursuit and except as disclosed previously in writing to Pursuit, none of Nevoro or its Subsidiaries is a party to any written or oral agreement providing for severance or termination payments to, or any employment agreement with, any senior officer or director, and is not a party to any collective bargaining or similar agreement;

     (r) except as set forth in the documents or information concerning Nevoro and its Subsidiaries provided to Pursuit and except as disclosed previously in writing to Pursuit, Nevoro and its Subsidiaries have no employee benefit plans and Nevoro and each of its Subsidiaries have complied with all federal, provincial, state, local or foreign laws relating to wages, fringe benefits and the payment of withholding and similar taxes, has complied with all applicable provisions of all legislation dealing with employees and employee pension and other benefit plans, has made all filings required to be made in connection with such plans and has made in a timely manner all contributions to any such plan that they are required to make, the omission of which would have any Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis;

     (s) to the best of Nevoro's knowledge, the business carried on by Nevoro and its Subsidiaries complies with all applicable environmental laws;

     (t) none of Nevoro and its Subsidiaries has received any environmental notice which has not been resolved to the satisfaction of the issuer of the environmental notice, and none of Nevoro and its Subsidiaries is aware of any facts which are reasonably likely to give rise to an environmental notice;

                                                                        Page D17

     (u) Nevoro and its Subsidiaries have obtained all permits required under applicable environmental laws in order for their business to be carried on as now conducted and such permits are valid and in full force and effect;

     (v) to the best of Nevoro's knowledge, all hazardous substances disposed of, treated or stored on or off site of the respective mineral tenures of Nevoro and its Subsidiaries have been disposed of, treated and stored in compliance with all applicable environmental laws;

     (w) each of Nevoro and its Subsidiaries has prepared in a true, correct and complete manner, and duly and timely filed or cause to be filed, all tax returns, material elections, filings and reports required to be filed by it, has paid or caused to be paid, all taxes which are now due and payable in all material respects, and has made adequate provision in its financial statements for all the taxes to become due, as the case may be; and with respect to any period after March 31, 2002, no liability for taxes has arisen for Nevoro or its Subsidiaries, except for taxes in the ordinary course of its business;

     (x) each of Nevoro and its Subsidiaries has made adequate and timely installments on account of material taxes for each period ending on or prior to the date of this Agreement;

     (y) each of Nevoro and its Subsidiaries has withheld from payments made to its past or present employees, officers and directors, and to non-residents, the required amount in respect of taxes and other deductions to be withheld therefrom, and has remitted any withheld amounts to the applicable governmental entity within the required time periods under the applicable tax legislation;

     (z) neither Nevoro nor any of its Subsidiaries has received any refund of taxes or any credit against taxes from any relevant governmental entity to which it was not entitled and which has not been returned to any relevant governmental entity;

     (aa) all tax returns of Nevoro and its Subsidiaries have been filed and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for filing of any tax return, election or designation or the payment of any taxes;

     (bb) there is not now any claim concerning any tax liability of Nevoro or any its Subsidiaries either (a) claimed or raised by any governmental entity in writing; or (b) as to which Nevoro has knowledge;

     (cc) to the best of Nevoro's knowledge, neither Nevoro nor any of its Subsidiaries has any liability for the taxes of any other corporation under any applicable tax law as a transferee, successor, by contract, operation of law or otherwise; and

                                                                        Page D18

     (dd) except as disclosed previously in writing to Pursuit, there is no claim, action, proceeding or investigation pending or, to the knowledge of Nevoro, threatened against or relating to Nevoro or its Subsidiaries or affecting their respective properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis or prevent or materially delay consummation of the transactions contemplated by this Agreement, nor is Nevoro aware of any basis for any such claim, action, proceeding or investigation. Neither Nevoro nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis or prevent or materially delay consummation of the transactions contemplated by this Agreement.

SECTION 4  COVENANTS

4.1  COVENANTS  OF  NEVORO

     Nevoro hereby covenants and agrees with Pursuit that from the date hereof until the Effective Date:

     (a) Nevoro shall and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business and consistent with past practice, except as otherwise agreed to in writing by Pursuit;

     (b) Nevoro shall not directly or indirectly do or permit to occur any of the following:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge lease, dispose of, or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

               (A) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of Nevoro; or

               (B) except in the ordinary course of business, any assets of Nevoro or any of its Subsidiaries;

          (ii) amend or propose to amend its articles or those of any of its Subsidiaries;

         (iii) split, combine or reclassify any outstanding Nevoro Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Nevoro Common Shares;

                                                                        Page D19

          (iv) redeem, purchase or offer to purchase any Nevoro Common Shares or other securities of Nevoro;

          (v) merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, or sell all or substantially all of its assets to, any corporation, Person, partnership or other business organization whatsoever or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transaction as contemplated hereby;

          (vi) reduce  the  stated capital of Nevoro or any of its Subsidiaries;

         (vii) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization or division; or

        (viii) incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice;

     (c) Neither Nevoro or any of its Subsidiaries will enter into any transaction or incur any obligation if the same would have a Material Adverse Effect on Nevoro and its Subsidiaries on a consolidated basis or the Arrangement, other than in the ordinary course of business;

     (d)  Nevoro shall not, and shall cause each of its Subsidiaries to not:

          (i) enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors other than pursuant to agreements previously enter into; or

          (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (iii) adopt or amend any bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

     (e) Nevoro shall use its best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to

                                                                        Page D20

          lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (f)  Nevoro  shall:

          (i) use its best efforts, and cause each of its Subsidiaries to use its best efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with its suppliers, distributors, customers and others having business relationships with it or its Subsidiaries;

          (ii) not take any action, or permit any of its Subsidiaries to take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Time if then made; and

     (g) promptly notify Pursuit orally and in writing of any material adverse change in the normal course of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' businesses or in the operation of any of its Subsidiaries' properties, and of any material governmental or third party complaints, investigations or hearings (or communication indicating that the same may be contemplated);

     (h) Nevoro will provide to Pursuit in a timely manner any information and documents requested by Pursuit to make any necessary filings under Applicable Laws; and

     (i) Nevoro shall perform the obligations required to be performed by it, and shall enter into all agreements required to be entered into by it, under this Agreement and the Plan of Arrangement and shall do all such other acts and things as may be necessary or desireable in order to carry out and give effect to the Arrangement and related transactions as described in the Information Circular and, without limiting the generality of the foregoing, Nevoro shall seek and co-operate with Pursuit in seeking:

          (i)  the Interim and Final Order as provided for in Section 4.3, and

          (ii) such other consents, orders, rulings, approvals and assurances as counsel may advise are necessary or desirable for the implementation of the Arrangement, including those referred to in
               Section  5.3.

                                                                        Page D21

4.2  COVENANTS  OF  PURSUIT

     Pursuit hereby covenants and agrees with Nevoro that except as otherwise contemplated by this Agreement from the date hereof until the Effective Date:

     (a) Pursuit shall, and shall cause each of its Subsidiaries to conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business and consistent with past practice, except as otherwise agreed to in writing by Nevoro;

     (b) Pursuit shall not directly or indirectly do or permit to occur any of the following:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of, or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

               (A) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of Pursuit or any of its Subsidiaries other than pursuant to the exercise of the Pursuit Debentures, Pursuit Warrants and Pursuit Compensation Warrants; or

               (B) except in the ordinary course of business, any assets of Pursuit or any of its Subsidiaries;

          (ii) amend or propose to amend its articles or those of any of its Subsidiaries;

         (iii) split,  combine  or  reclassify  any  outstanding  Pursuit Common
               Share, Pursuit Debentures or Pursuit Warrant, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Pursuit Common Shares, Pursuit Debentures, Pursuit Warrants and Pursuit Compensation Warrants;

          (iv) redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any Pursuit Common Shares, Pursuit Debentures, Pursuit Warrants, Pursuit Compensation Warrants or other securities of Pursuit or any of its Subsidiaries;

          (v) merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, or sell all or any part of its assets to, any corporation, Person, partnership or other business organization whatsoever or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transaction as contemplated hereby;

                                                                        Page D22

          (vi) other than as contemplated in this Agreement and in the Plan of Arrangement, reduce the stated capital of Pursuit or of any of its Subsidiaries;

         (vii) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization or division; or

        (viii) incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice;

     (c)  Pursuit shall not, and shall cause each of its Subsidiaries to not:

          (i) enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors other than pursuant to agreements previously entered into; or

          (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (iii) adopt or amend any bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

     (d) Pursuit shall use its best efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (e)  Pursuit  shall:

          (i) use its best efforts, and cause each of its Subsidiaries to use its best efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it or its Subsidiaries;

                                                                        Page D23

          (ii) not take any action, or permit any of its Subsidiaries to take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Time if then made; and

         (iii) promptly notify Nevoro orally and in writing of any material adverse change in the normal course of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' properties, and of any material governmental or third party complaints, investigations or hearings (or communication indicating that the same may be contemplated);

     (f) Pursuit will provide to Nevoro in a timely manner any information and documents requested by Nevoro to make any necessary filings under Applicable Laws;

     (g) Pursuit will convene the Meeting on or about June 17, 2002 and will solicit proxies to be voted at the Meeting in favour of the approval of this Agreement, the Arrangement and the other matters incidental to the Arrangement;

     (h) Pursuit shall, in a timely and expeditious manner, file the Information Circular in all jurisdictions where the Information Circular is required to be filed by Pursuit and mail or caused to be mailed the Information Circular to the Pursuit Shareholders of record, the directors of Pursuit and the auditors of Pursuit all in accordance with the terms of the Interim Order and Applicable Law;

     (i) Pursuit shall perform the obligations required to be performed by it, and shall enter into all agreements required to be entered into by it under this Agreement and the Plan of Arrangement and shall do all such other acts and things as may be necessary or desirable in order to carry out and give effect to the transactions as described in the Information Circular and, without limiting the generality of the foregoing, Pursuit shall seek:

          (i) the approval of the Pursuit Shareholders required for the implementation of the Arrangement;

          (ii) the Interim and Final Order as provided for in Section 4.3, and

         (iii) such other consents, orders, rulings, approvals and assurances as counsel may advise are necessary or desirable for the implementation of the Arrangement, including those referred to in
               Section  5.3.

4.3  INTERIM  ORDER  AND  FINAL  ORDER

     Pursuit will apply to the Court, pursuant to subsection 182(5) of the Act for the Interim Order providing for, among other things, the calling and holding of the Meeting for the purpose of, among other matters, considering and, if deemed advisable, approving the Arrangement.

                                                                        Page D24

Pursuit covenants and agrees that if the approval of the Arrangement by the Pursuit Shareholders of Pursuit as set out in Section 5.1(a) hereof and the Interim Order is obtained, as soon as practicable thereafter, Pursuit will take the necessary actions to submit the Arrangement to the Court for approval and apply for the Final Order in such fashion as the Court may direct and in doing so, advise the Court, prior to the granting of the Final Order that, if the Arrangement is approved, the Apollo Common Shares to be issued pursuant to the Arrangement will not require registration under the 1933 Act by virtue of
Section 3(a)(10) thereof and, subject to compliance with any of the other conditions provided for in Section 5 hereof and to the rights of termination contained in Section 6 hereof, file, as soon as practicable thereafter, pursuant to Section 183 of the Act, a certified copy of the Final Order and this Agreement, together with such other documents as may be required, with the Director, to give effect to the Arrangement.

4.4  CO-OPERATION,  CONSENTS  AND  APPROVALS

     Each party will, and will cause its Subsidiaries to, co-operate and use their respective commercially reasonable efforts:

     (a) to obtain, before the Effective Date, all authorizations, waivers, exemptions, consents, orders and other approvals from domestic and foreign courts, governmental or regulatory agencies, boards, commissions or other authorities, shareholders and third parties as are necessary for the consummation of the transactions contemplated hereby; and

     (b) to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary or advisable under applicable laws and regulations to permit the completion of the Arrangement in accordance with the provisions of this Agreement and the Plan of Arrangement

4.5  MATERIAL  CHANGES

     Each of the parties will advise the other party orally and in writing of any material change with respect to it or its respective Subsidiaries promptly after it has occurred and will promptly send to the other parties a copy of any press release or material change reports filed by it with securities regulatory authorities.

4.6  NOTIFICATION

     Each of the parties will promptly notify the other party if any of the representations and warranties made by it in this Agreement ceases to be true, accurate and complete in any material respect and of any failure to comply in any material respect with any of its obligations hereunder.

                                                                        Page D25

SECTION 5 CONDITIONS

5.1  CONDITIONS  PRECEDENT  FOR  THE  BENEFIT  OF  NEVORO

     The obligation of Nevoro to complete the transactions contemplated by this Agreement shall be subject to satisfaction on or before the Effective Date of the following conditions each of which is for Nevoro's exclusive benefit and may be assented or waived by it in its sole discretion at any time, in whole or in part:

     (a) Nevoro shall have been satisfied that since December 31, 2001, there has been no undisclosed action prior to the date hereof, nor any action (whether disclosed or undisclosed) subsequent to the date hereof and prior to the Effective Date, by any person or company other than Nevoro, including a governmental or regulatory authority, or by Pursuit, any Subsidiary or associate of Pursuit or the directors or senior officers of Pursuit or any of their respective Subsidiaries or associates, or event or circumstance, that has resulted in, or may in the opinion of Nevoro acting reasonably result in, a Material Adverse Effect on Pursuit and its Subsidiaries on a consolidated basis;

     (b) any agreement, understanding or commitment by Pursuit or any Subsidiary or associate of Pursuit made or entered into on or after the date hereof to sell, transfer, lease or dispose of any material asset or part thereof of Pursuit or of any Subsidiary or associate of Pursuit or to make any other material change in the business, operations, assets, liabilities, capital, financial condition or affairs of Pursuit considered as a whole being satisfactory to, and approved in writing by, Nevoro;

     (c) the unconditional release or waiver on terms reasonably satisfactory to Nevoro and to its counsel by all applicable third parties of all material provisions contained in any indenture, instrument, agreement, undertaking or commitment relating to any indebtedness for, or in respect of, borrowed money, or relating to any development agreement, joint venture agreement, partnership agreement, co-ownership agreement or other agreement relating to the conduct of business or the ownership of material assets by Pursuit, or any Subsidiary or associate of Pursuit, to which Pursuit or any Subsidiary or associate of Pursuit is a party, that are required in connection with the transaction contemplated by this Agreement;

     (d) the board of directors of Pursuit shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Pursuit and the Subsidiaries, to permit the consummation of the Arrangement;

     (e) the board of directors of Pursuit shall have made and shall not have modified or amended, in a manner adverse to Nevoro, prior to the Meeting, an affirmative recommendation that the holders of the Pursuit Shares approve the Arrangement;

                                                                        Page D26

     (f) the representations and warranties of Pursuit as set out in this Agreement shall be true and correct as of the Effective Date as if they were made on and as of such date, except as affected by the transaction contemplated or permitted by this Agreement.

5.2  CONDITIONS  PRECEDENT  FOR  THE  BENEFIT  OF  PURSUIT

     The obligation of Pursuit to complete the transactions contemplated by this Agreement shall be subject to satisfaction on or before the Effective Date of the following conditions each of which is for Pursuit's exclusive benefit and may be assented or waived by it in its sole discretion at any time, in whole or in part:

     (a) Pursuit shall have been satisfied that since December 31, 2001, there has been no undisclosed action prior to the date hereof, nor any action (whether disclosed or undisclosed) subsequent to the date hereof and prior to the Effective Date, by any person or company other than Pursuit, including a governmental or regulatory authority, or by Nevoro, any Subsidiary or associate of Nevoro or the directors or senior officers of Nevoro or any of their respective Subsidiaries or associates, or event or circumstance, that has resulted in, or may in the opinion of Pursuit acting reasonably result in, a material adverse change in the business, results of operations, assets, liabilities, prospects, financial condition or affairs of Nevoro considered as a whole;

     (b) the board of directors of Nevoro shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Nevoro to permit the consummation of the Arrangement and the transactions contemplated thereby; and

     (c) the representations and warranties of Nevoro as set out in this Agreement shall be true and correct as of the Effective Date as if they were made on and as of such date, except as affected by the transaction contemplated or permitted by this Agreement.

5.3  MUTUAL CONDITIONS PRECEDENT

     The respective obligations of Nevoro and Pursuit to complete the transactions contemplated by this Agreement and the obligation of Pursuit to file a copy of the Final Order and a certified copy of this Agreement with the Director shall be subject to the satisfaction, on or before the Effective Date of the following conditions:

     (a) the Arrangement, with or without amendment, shall have been approved and adopted at the Meeting by the Pursuit Shareholders in accordance with the provisions of the Act and the Interim Order and the Arrangement shall have otherwise been approved and adopted by the requisite majorities of persons entitled or required to vote thereon as determined by the Court;

                                                                        Page D27

     (b) the Interim Order shall have been granted in form and substance satisfactory to Pursuit;

     (c) the Final Order shall have been obtained in form and substance satisfactory to Pursuit and having regard to this Agreement and a certified copy, together with a certified copy of this Agreement, and any other required documents, shall have been accepted by the Director for filing;

     (d) the TSX shall have approved the terms of the Arrangement subject to compliance with the usual requirements of such exchange;

     (e) all other consents, orders, rulings, approvals and assurances, including regulatory and judicial approvals and orders required, necessary or desirable for the Arrangement to become effective shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances, each in a form acceptable to Pursuit and Nevoro;

     (f) no order or decree of any domestic or foreign court, tribunal, governmental agency or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order shall be enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on the Arrangement or transactions contemplated thereby; and

     (g)  this Agreement shall not have been terminated under Section 6 hereof.

5.4  CONDITIONS  AND  OBLIGATIONS  OF  EACH  PARTY

     The obligation of each of the parties to complete the transactions contemplated by this Agreement is further subject to the condition, which may be waived by any such party without prejudice to its right to rely on any other condition in favour of such party, that each and every one of the covenants of the other party hereto to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by such party and that, except as affected by the transactions contemplated by this Agreement, the representations and warranties of the other party hereto shall be true and correct in all material respects as at the Effective Date, with the same effect as if such representations and warranties had been made at and as of such time, and as of such time each such party shall have received a certificate, dated the Effective Date, of a senior officer of each party confirming the same.

5.5  NOTICE  AND  CURE  PROVISIONS

     Each party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would or would be likely to:

                                                                        Page D28

     (a) cause any of the representations or warranties of any party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

     (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party hereunder prior to the Effective Date.

5.6  ARRANGEMENT  AND  CLOSING

     No party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 5.1, 5.2, 5.3 and 5.4 or any termination right under Section 6 unless, prior to the filing of the Final Order for acceptance by the Director pursuant to Section 183 of the Act, the party intending to rely thereon has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment or the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that a party is proceeding diligently to cure such matter, no party may terminate this Agreement until the later of the termination date and the expiration of a period of 30 days from such notice, and if such notice has been delivered prior to the date of the Meeting, the Meeting shall be postponed accordingly.

5.7  ARRANGEMENT  AND  CLOSING

     Pursuit shall promptly advise Nevoro as to the date on which certified copies of the Final Order and this Agreement, together with any other required documents, will be filed with the Director and upon the acceptance of such certified copies by the Director, the parties shall exchange such other documents as may be necessary or desirable in connection with the completion of the transactions contemplated by this Agreement and the Arrangement.

SECTION 6 AMENDMENT AND TERMINATION

6.1  AMENDMENT

     Subject to any mandatorily applicable restrictions under the Act or the Final Order, this Agreement (other than the Plan of Arrangement, the amendment provisions of which are set out therein) may, at any time and from time to time before or after the holding of the Meeting, but no later than the Effective Time, be amended by the written agreement of Nevoro and Pursuit without, subject to applicable law, further notice to or authorization on the part of the Pursuit Shareholders. Without limiting the generality of the foregoing, any such amendment may:

     (a) change the time for the performance of any of the obligations or acts of Nevoro or Pursuit herein;

     (b) waive any inaccuracies in or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

                                                                        Page D29

     (c) waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of Nevoro and Pursuit herein; or

     (d) waive compliance with or modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing, the terms of Section 3.1 of the Plan of Arrangement and Section 5.1(a) of this Agreement shall not be amended in a manner materially prejudicial to the Pursuit Shareholders without the approval of the Pursuit Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order.

6.2  TERMINATION

     (a) This Agreement and the Plan of Arrangement may, at any time before or after the holding of the Meeting but prior to the Effective Date be terminated:

          (i)  by mutual agreement in writing of Nevoro and Pursuit;

          (ii) by Pursuit at any time on or after July 31, 2002, if by that date, the conditions set forth in Section 5.2 have not been satisfied or waived; and

         (iii) by Nevoro at any time on or after July 31, 2002, if by that date, the conditions set forth in Section 5.1 have not been satisfied or waived;

          without further notice to, or action on the part of the Pursuit Shareholders for whatever reason it may consider appropriate;

     (b) If the Effective Date has not occurred at or before 5:00 p.m. (Toronto time) on July 31, 2002, this Agreement shall terminate unless the parties shall otherwise agree; and

     (c) Either of Pursuit or Nevoro may, at the discretion of their respective boards of directors, terminate their respective obligations hereunder if prior to the Effective Date there shall occur any material adverse change, as determined by the respective boards of directors, in or with respect to the assets, liabilities (actual or contingent), capital, operations, business or undertaking of the other company.

6.3  EFFECT  OF  TERMINATION

     Upon the termination of this Agreement pursuant to this Section 6 the provisions hereof will become void and neither party shall have any liability or further obligation to perform its obligations hereunder except as otherwise contemplated hereby, and provided that, neither the termination of this Agreement nor anything contained in this Section 6.3 shall relieve any party from any liability for any breach by it of this Agreement.

                                                                        Page D30

SECTION 7 MERGER

7.1  MERGER OF CONDITIONS

     The conditions set out in Sections 5.1, 5.2, 5.3 and 5.4 shall be conclusively deemed to have been satisfied, waived or released upon the delivery by Pursuit to the Director pursuant to Section 183 of the Act of a certified copy of the Final Order and any other required documents to give effect to the Arrangement and any amendments and the articles of Apollo.

7.2  MERGER  OF  REPRESENTATIONS,  WARRANTIES  AND  COVENANTS

     The provisions of Sections 3.1, 3.1(dd), 4.1, 4.2 and 4.3 shall be conclusively deemed to have been satisfied in all respects by the filing by Pursuit with the Director of a certified copy of the Final Order and this Agreement required to give effect to the Arrangement, and shall accordingly merge in and not survive the effectuation of the Arrangement by the issuance of the certificates giving effect to the Arrangement.

SECTION 8 GENERAL

8.1  NOTICES

     All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or be telecopy, addressed as follows:

     (a)  in  the  case  of  Nevoro:

          7602 S. Ensenada Ct.
          Aurora, Colorado
          U.S.A. 80016

          Attention: R. David Russell
          Facsimile: (303) 627-9367


          with a copy to:

          Aylesworth Thompson Phelan O'Brien LLP
          P.O. Box 15, Suite 3000
          Royal Blank Plaza, South Tower
          200 Bay Street
          Toronto, Ontario
          M5J 2J1

          Attention: G. Michael Hobart
          Facsimile: (416) 865-1398

                                                                        Page D31

     (b)  in the case of Pursuit:

          175 Bloor Street East
          North Tower, Suite 710
          Toronto, Ontario
          M4W 3R8

          Attention: Stephen R. Dattels
          Facsimile: (416) 972-0071


          with a copy to:

          Fogler, Rubinoff LLP
          Suite 4400, Royal Trust Tower
          P.O. Box 95
          Toronto-Dominion Centre
          Toronto, Ontario
          M5K 1G8

          Attention: Ross W. Francis
          Facsimile: (416) 941-8852


          with a further copy to:

          BMO Nesbitt Burns Inc.
          Times Square, 27th Floor
          New York, New York
          U.S.A. 10036

          Attention: Michael Vitton
          Facsimile: (212) 702-1933


          and to:

          McMillan Binch
          Suite 3800, South Tower
          Royal Blank Plaza
          Toronto, Ontario
          M5J 2J7

          Attention: W.S. (Steve) Vaughn
          Facsimile: (416) 865-7048

                                                                        Page D32


     Any such notice, direction or other instrument, whether delivered or transmitted by facsimile transmission, shall be deemed to have been given at the time and on the date on which it was delivered to or received in the office of the addressee, as the case may be, if delivered or transmitted prior to 5:00 p.m. (Toronto time) on a Business Day or at 9:00 a.m. (Toronto time) on the subsequent Business Day if delivered or transmitted subsequent to such time. Either party hereto may change its address for service from time to time by notice given to the other party hereto in accordance with the foregoing. Any notice, direction or other instrument delivered under this Agreement shall be signed by one or more duly authorized officers of the party delivering it.

8.2  ASSIGNMENT

     Neither Nevoro nor Pursuit may assign its rights or obligations under this Agreement or the Plan of Arrangement without the prior written consent of the other of them.

8.3  BINDING  EFFECT

     This Agreement and the Plan of Arrangement shall be binding upon and shall enure to the benefit of the Nevoro and Pursuit and their respective successors and permitted assigns. Notwithstanding the foregoing, each of the parties acknowledges and agrees that the obligations of the other party are not personally binding upon, and resort shall not be had to nor shall recourse or satisfaction be sought from, the private property of the directors, officers, shareholders, employees or agents of the other party, but rather only the property of the other party shall be bound.

8.4  WAIVER

     Any waiver or release of the provisions of this Agreement, to be effective, must be in writing and executed by the party granting such waiver or release.

8.5  GOVERNING  LAW

     This Agreement shall be governed by and be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

8.6  EXPENSES

     All expenses incurred in connection with this Agreement, the Arrangement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees.

8.7  TIME  OF  ESSENCE

     Time is of the essence of this Agreement.

                                                                        Page D33

8.8  UNENFORCEABILITY

     If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

8.9  PUBLIC  ANNOUNCEMENTS

     Except as required by this Agreement, no press releases or other public announcements concerning the transactions contemplated by this Agreement may be made by any of the parties without the prior written consent of each of the other parties, which consent will not be unreasonably withheld; provided however, that nothing in this provision will prevent a party from making such releases or announcements as are necessary for a party to satisfy its legal obligations or the requirements of applicable regulatory authority and then only after prior consultation with the other party. For greater certainty and without limiting the generality of the foregoing, the parties agree, subject to any requirements of applicable law, not to issue any press release or other public statement relating to the execution of this Agreement, but rather to issue jointly a news release as soon as practicable following the execution of this Agreement.

8.10 FURTHER  ASSURANCES

     The parties to this Agreement will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement and each party to this Agreement will execute and deliver such further documents or instruments required by the other party as may be reasonably necessary or desirable for the purposes of giving effect to or perfecting the transactions contemplated by this Agreement and obtaining any required regulatory approvals, whether before or after the Effective Date.

8.11 COUNTERPART  EXECUTIONS  AND  FACSIMILE  TRANSMISSIONS

     This Agreement may be executed in one or more counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and both of which together shall constitute one and the same documents.

                                                                        Page D34

     IN WITNESS WHEREOF Pursuit and Nevoro have executed this Agreement as of the date first above written.


                             INTERNATIONAL  PURSUIT  CORPORATION

                               By: /s/ Stephen R. Dattels
                                   ---------------------------------------------
                                   Name:   Stephen R. Dattels
                                   Title:  Chairman & President


                             NEVORO GOLD CORPORATION

                               By: /s/ R. David Russell
                                   ---------------------------------------------
                                   Name:   R. David Russell
                                   Title:  President and Chief Executive Officer

                                   APPENDIX I
                          TO THE ARRANGEMENT AGREEMENT
                                MADE AS OF __, 2002
                                    BETWEEN
                       INTERNATIONAL PURSUIT CORPORATION
                                      AND
                            NEVORO GOLD CORPORATION

                              PLAN OF ARRANGEMENT
                              -------------------

                       ARRANGEMENT UNDER SECTION 182 OF
                    THE BUSINESS CORPORATIONS ACT (ONTARIO)

SECTION 1 - DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(1)  "ACT"  means  the  Business  Corporations  Act  (Ontario),  as  amended;

(2) "APOLLO" means Apollo Gold Corporation, the company to be formed by the merger of Pursuit and Nevoro pursuant to the terms of this Agreement and the Plan of Arrangement;

(3) "APOLLO BONUS PLAN" means stock bonus plan of Apollo to be established as of the Effective Date for the senior executives of Apollo;

(4) "APOLLO COMMON SHARES" means the common shares without par value in the authorized capital of Apollo;

(5) "APOLLO INCENTIVE OPTION PLAN" means the stock option incentive plan of Apollo to be established as of the Effective Date for the directors, officers and key employees of Apollo;

(6) "APOLLO WARRANTS" means the share purchase warrants to be issued in exchange for the Pursuit Warrants pursuant to the Plan of Arrangement, each whole warrant entitling the holder to acquire one Apollo Common Share at an exercise price of U.S. $1.60 per share until March 21, 2004;

(7) "ARRANGEMENT" means the arrangement involving Pursuit, the Pursuit Shareholders and Nevoro, pursuant to Section 182 of the Act on the terms and conditions set out herein and in accordance with the Arrangement Agreement;

(8) "ARRANGEMENT AGREEMENT" means the statutory arrangement agreement dated ____________, 2002 between Nevoro and Pursuit to which this Plan of Arrangement is attached as Appendix 1, as the same may be supplemented or amended from time to time;

(9) "BUSINESS DAY" means a day which is not a Saturday, Sunday or Statutory holiday in the Province of Ontario;

(10) "COURT"  means  the  Ontario  Superior  Court  of  Justice;

(11) "DIRECTOR"  means  the  Director  under  the  Act;

(12) "EFFECTIVE  DATE"  means  the  date  on which the certified copies of Final
     Order and Arrangement Agreement, including the Plan of Arrangement, are accepted for filing by the Director under the Act giving effect to the Arrangement;

(13) "EFFECTIVE  TIME"  means  12:01  a.m., Toronto time, on the Effective Date;

(14) "FINAL ORDER" means the final order of the Court approving the Arrangement pursuant to the Act;

(15) "HOLDER" means, when not qualified by the adjective "registered", the person entitled to a share hereunder whether or not registered or entitled to be registered in respect thereof in the register of shareholders of Pursuit or Nevoro, as the case may be;

(16) "INTERIM ORDER" means the interim order of the Court pursuant to the application therefor contemplated by Section 4.3 of the Arrangement Agreement;

(17) "MEETING" means the annual and special meeting of the Pursuit Shareholders and any adjournment or postponement thereof, to be held to consider, among other things, and, if deemed advisable, approve the Arrangement;

(18) "NEVORO" means Nevoro Gold Corporation, a company continued under the laws of the Province of Ontario;

(19) "NEVORO COMMON SHARES" means the shares without par value in the authorized capital of Nevoro;

(20) "PLAN OF ARRANGEMENT" means this plan of arrangement, as it may be amended from time to time in accordance with section 5.1 hereof;

(21) "PURSUIT" means International Pursuit Corporation, corporation incorporated under the laws of the Province of Ontario;

(22) "PURSUIT COMMON SHARES" means the common shares without par value in the authorized capital of Pursuit;

(23) "PURSUIT COMPENSATION WARRANTS" means the share purchase warrants issued by Pursuit to BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners on March 21, 2002, each compensation warrant entitling the holder to acquire one Pursuit Common Share at a price of U.S. $1.60 until March 21, 2004.

(24) "PURSUIT DEBENTURES" means the presently outstanding 0.0% secured convertible debentures of Pursuit in the aggregate principal amount of U.S. $23 million, which each U.S. $1,000 principal amount of debentures entitling the holder thereof to acquire 1,250 Pursuit Common Shares and
     312.50 Pursuit Warrants in accordance with the terms and conditions thereof;

(25) "PURSUIT OPTIONS" means the rights (whether or not vested) to purchase Pursuit Common Shares which are presently or from time to time outstanding;

(26) "PURSUIT SHAREHOLDERS" means the holders of the outstanding Pursuit Common Shares;

(27) "PURSUIT WARRANTS" means the share purchase warrants issuable upon conversion of the Pursuit Debentures, each whole warrant entitling the holder to acquire one Pursuit Common Share at an exercise price of U.S.
     $1.60  per  share  until  March  21,  2004;

(28) "SUBSIDIARY" means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a Subsidiary;

(29) "TRANSFER  AGENT"  means  CIBC  Mellon  Trust  Company;

(30) "TSX"  means  the  Toronto  Stock  Exchange;  and

(31) "1933  ACT"  means  the  United  States Securities Act of 1933, as amended.

1.2  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS

     The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Plan of Arrangement. Unless otherwise specifically indicated, the terms "this Plan of Arrangement", "hereof", "herein", "hereunder" and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3  NUMBER  AND  GENDER

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing persons shall include firms and corporations.

1.4  MEANING

     Words and phrases used herein and defined in the Act shall have the same meaning herein as in the Act unless the context otherwise requires.

1.5  STATUTES

     A reference to a statute shall be deemed to include every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation.

1.6  CURRENCY

     All references to currency herein are to lawful money of Canada unless otherwise specified herein.

SECTION 2 - ARRANGEMENT AGREEMENT

2.1  ARRANGEMENT  AGREEMENT

     This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

SECTION 3 - THE ARRANGEMENT

3.1  EXCHANGE  OF  SHARES

     As at the Effective Time, the following will occur and be deemed to occur in the following order without any further act or formality and with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

     (a) the outstanding Pursuit Common Shares (excluding, for greater certainty, any Pursuit Common Shares issued pursuant to the conversion of the Pursuit Debentures) shall be consolidated (the "Pursuit Share Consolidation") on a basis of one (1) Pursuit Common Share for each
          43.57  Pursuit  Common  Shares  previously  held  by  the  Pursuit
          Shareholders;

     (b) the terms of each of the outstanding Pursuit Options will be amended to: (1) consolidate the number of Pursuit Shares which the holder of the Pursuit Option is entitled to acquire upon the exercise thereof on the basis of one Pursuit Share for every 43.57 Pursuit Shares which the Pursuit Option previously entitled the holder to acquire; and (ii) to increase the purchase price of the Pursuit Shares which the Pursuit Option entitles the holder to acquire by the amount stipulated by the terms governing such Pursuit Option in the event of a consolidation in the share capital of Pursuit;

     (c) all of the outstanding Pursuit Debentures shall be converted into the underlying Pursuit Common Shares and Pursuit Warrants;

     (d) immediately following the Pursuit Share Consolidation, all of the Pursuit Common Shares outstanding on the Effective Date will be exchanged for Apollo Common Shares on the basis of one (1) Apollo Common Share for each one (1) Pursuit Common Share held;

     (e) all of the outstanding Pursuit Options (as amended in accordance with paragraph (b) above) will be exchanged for options (the "Apollo Options") to acquire Apollo Shares on the basis of one Apollo Option for each Pursuit Option held;

     (f) all Pursuit Warrants outstanding on the Effective Date will be exchanged for Apollo Warrants on the basis of one (1) Apollo Warrant for each one (1) Pursuit Warrant held;

     (g) all Pursuit Compensation Warrants outstanding on the Effective Date will be exchanged for Apollo Warrants on the basis of one (1) Apollo Warrant for each one (1) Pursuit Compensation Warrant held;

     (h) all Nevoro Common Shares outstanding on the Effective Date will be exchanged for an aggregate of 1,970,000 Apollo Common Shares;

     (i) Pursuit and Nevoro shall be amalgamated and the operations of Pursuit and Nevoro will be merged to form Apollo, on the terms and subject to the conditions contained in this Plan of Arrangement and the Arrangement Agreement; and

     (j) the exchanges and other matters provided in this Section 3.1 shall be deemed to occur notwithstanding that the procedures therefor may not be completed until after the Effective Date.

3.2  OTHER  MATTERS

     On the Effective Date, as soon as reasonably practical after completion of the steps necessary to effect the Arrangement set out in paragraph 3.1 above, without any additional action on the part of the Pursuit Shareholders:

     (a) the name of the entity formed by the amalgamation of Pursuit and Nevoro shall be "Apollo Gold Corporation";

     (b) the articles of Apollo shall contain substantially the same terms as the articles of incorporation of Pursuit (as amended), including; without limiting the generality of the foregoing the following provisions:

          (i) the authorized capital of Apollo shall consist of an unlimited number of common shares;

          (ii) the registered office of Apollo shall be: 175 Bloor Street East, North Tower, Suite 710, Toronto, Ontario, M4W 3R8;

         (iii) the directors of Apollo shall have the ability, between annual meetings of shareholders of Apollo, to appoint one or more additional directors to hold office for a term expiring not late than the close of the next annual meeting of shareholders, but the total number of additional directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

     (c) the by-laws of Apollo shall contain substantially the same terms as the by-laws (as amended) of Pursuit;

     (d) the following persons shall be appointed to, or confirmed as, directors and officers of Apollo:

          Name                 Position
          ----                 --------
          R. David Russell     Director, President and Chief Executive Officer
          Donald S. Robson     Director, Vice President and Chief Financial
                               Officer
          Richard F. Nanna     Vice  President, Exploration
          Neil Woodyer         Director
          Charles E. Stott     Director
          G.W. Thompson        Director

     (e) the current share option plan of Pursuit shall continue as the share option plan for the directors, officers and employees of Apollo;

     (f) Apollo shall establish the Apollo Incentive Option Plan and will grant to the key employees, officers and directors of Apollo (as determined by the board of directors of Apollo) options (the "Arrangement Options") to acquire an aggregate of 2,780,412 Apollo Common Shares at an exercise price of U.S. $0.80 per share. The Arrangement Options will vest at to an aggregate of 695,103 shares every six months for a period of 24 months following the Effective Date; and

     (g) Apollo shall establish the Apollo Bonus Plan pursuant to which R. David Russell, Donald S. Robson and Richard F. Nanna (the "Eligible Executives") will be entitled to receive Apollo Common Shares (the "Bonus Shares") in consideration for their services as senior executive of Apollo. The Bonus Shares will issued to the Eligible Executives at the discretion of the board of directors of Apollo based upon the prescribed performance criteria set out in the Bonus Plan during the two years following the Effective Date and will not exceed 530,000 Apollo Common Shares in the aggregate.

3.3  ARRANGEMENT  EFFECTIVENESS

     The Arrangement shall become finally and conclusively binding on the Pursuit Shareholders and each of the corporations referred to above upon the acceptance by the Director of a certified copy of the Final Order and the Arrangement Agreement, together with any other required documents necessary to give effect to the Arrangement, and shall thereupon be deemed effective as of the Effective Time.

3.4  DEEMED  FULLY  PAID  AND  NON-ASSESSABLE  SHARES

     All Apollo Common Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of Ontario law.

3.5  SUPPLEMENTARY  ACTIONS

     Notwithstanding that the transactions and events set out in Section 3.1 shall occur and shall be deemed to occur in the order therein set out without any act or formality, each of Pursuit and Nevoro shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to further document or evidence any of the transactions or events set out in Section 3.1, including without limitation, any resolutions of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor and any necessary addition to or deletions from share registers.


SECTION 4 - CERTIFICATES AND DOCUMENTATION

4.1  ENTITLEMENT TO APOLLO COMMON SHARE CERTIFICATES

     From and after the Effective Time, the former Pursuit Shareholders (including, for greater certainty, former Holders of Pursuit Debentures) shall be entitled to receive share certificates representing Apollo Common Shares on the basis set forth in subsections 3.1(c) hereof.

4.2  FRACTIONAL  SHARES

     No fractional shares will be issued by Apollo and no cash will be paid in lieu thereof. Any fraction resulting will be rounded to the nearest whole number with fractions of one half or greater being rounded to the next higher whole number and fractions of less than one half being rounded to the next lower whole number.

4.3  ENTITLEMENT  TO  WARRANTS

     After the Effective Date, Holders of outstanding Pursuit Warrants and Pursuit Compensation Warrants shall be entitled to receive documentation evidencing the Apollo Warrants on the exchange ratio and with corresponding changes to the exercise prices based on the exchange ratio set out in subsection 3.1(f) and 3.1(g), respectively.

4.4  SHARE  CERTIFICATES

     As soon as reasonably practicable after the Effective Date, Apollo shall forward to each former holder of Pursuit Common Shares and Nevoro Common Shares as at the Effective Date, at the address of such Holder as it appears on the register for such Holders, a letter of transmittal and instructions for obtaining delivery of the certificate or certificates representing the Apollo Common Shares issuable to such holder pursuant to the Arrangement. Former Holders of Pursuit Common Shares and Nevoro Common Shares may take delivery of the certificate or certificates representing the Apollo Common Shares issued to them pursuant to the Arrangement by delivering the certificates representing the Pursuit Common Shares or the Nevoro Common Shares (as applicable) formerly held by them to the Transfer Agent at the office of the Transfer Agent indicated in the letter of transmittal. Such certificates shall be accompanied by a properly completed letter of transmittal together with such other documents as the Transfer Agent may require and the certificates representing Apollo Common Shares issued to former Holders of Pursuit Common Shares and Nevoro Common Shares shall be registered in such name or names and delivered to such address or addresses as such Holders may direct in such letter of transmittal as soon as reasonably practicable after receipt by the Transfer Agent of the required documents.

4.5  LIMITATION  PERIOD

     Any certificate formerly representing Pursuit Common Shares or Nevoro Common Shares not deposited with all other documents as provided in Section 4.4 hereof on or prior to the date which is six years after the Effective Date shall cease to represent a right or claim of any kind or nature whatsoever as against it or in Apollo, Pursuit, Nevoro or the Transfer Agent. The Apollo Common Shares issued to the former holder of any such certificate shall be deemed to be surrendered to Apollo together with all dividends and distributions thereon held for such holder and shall be and remain the sole property of Apollo.

4.6  EFFECTIVENESS  OF  TRANSFERS

     The transfers and exchanges referred to in subsection 3.1 will be effective notwithstanding that no stock power of attorney or other transfer instrument has been executed or delivered by any holder of any of the securities so transferred or exchanged and such transfers or exchanges will be effective notwithstanding that no certificates representing any of the securities which are the subject of such transfers and exchanges are issued.

SECTION 5 - AMENDMENT

5.1  AMENDMENT

     (a) Pursuit reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any amendment, modification or supplement must be (i) set out in writing, (ii) consented to by Nevoro, (iii) filed with the Court and, (iv) if made following the Meeting approved by the Court and communicated to Holders of Pursuit Common Shares in the manner directed by the Court (if so required).

     (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Pursuit any time prior to or at the Meeting (provided that Nevoro shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Person voting at the Meeting (other than as required under the Interim Order), shall become part of the Plan of Arrangement for all purposes.

     (c) Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only: (i) if it is consented to by Pursuit and Nevoro, and (ii) if required by the Court, it is consented to by Holders of the Pursuit Common Shares voting in the manner directed by the Court.

SECTION 6 - FURTHER ASSURANCES

6.1  OTHER  DOCUMENTS  AND  INSTRUMENTS

     Notwithstanding that the transactions or events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, Pursuit and Nevoro agree to make, do and execute, or cause and cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein including, without limitation, any resolutions of directors authorizing the issue, exchange, transfer, purchase for cancellation of donation of shares and any share transfer powers evidencing the transfer of shares and any receipts therefor.

                                  SCHEDULE "E"

                             SECTION 185 OF THE OBCA

SECTION 185. (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

     (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

     (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

     (c)  amalgamate  with  another  corporation  under  sections  175  and 176;

     (d)  be continued under the laws of another jurisdiction under section 181;
          or

     (e) sell, lease or exchange all or substantially all its property under subsection 184(3), a holder of shares of any class or series entitled to vote on the resolution may dissent.

(2) IDEM - If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

     (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

     (b)  subsection 170(5) or (6).

(3) EXCEPTION - A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

     (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

     (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

(4) SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE - In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close fo business on the day before the resolution was adopted.

(5) NO PARTIAL DISSENT - A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(6) OBJECTION - A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

(7) IDEM - The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

(8) NOTICE OF ADOPTION OF RESOLUTION - The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

(9) IDEM - A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

(10) DEMAND FOR PAYMENT OF FAIR VALUE - A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

     (a)  the  shareholder's  name  and  address;

     (b) the number and class of shares in respect of which the shareholder dissents; and

     (c)  a  demand  for  payment  of  the  fair  value  of  such  shares.

(11) CERTIFICATES TO BE SENT IN - Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(12) IDEM - A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

(13) ENDORSEMENT ON CERTIFICATE - A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

(14) RIGHTS OF DISSENTING SHAREHOLDER - On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

     (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

     (b)  the  corporation  fails to make an offer in accordance with subsection
          (15)  and  the  dissenting  shareholder  withdraws  notice;  or

     (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10) and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

(15) OFFER TO PAY - A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

     (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) IDEM - Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

(17) IDEM - Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) APPLICATION TO COURT TO FIX FAIR VALUE - Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

(19)      IDEM  -  If a corporation fails to apply to the court under subsection
(18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

(20) IDEM - A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

(21) COSTS - If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

(22) NOTICE TO SHAREHOLDERS - Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

     (a)  has  sent to the corporation the notice referred to in subsection 10);
          and

     (b)  has  not  accepted  an  offer made by the corporation under subsection
          15),  if  such  an  offer  was  made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

(23) PARTIES JOINED - All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

(24) IDEM - Upon an application to the court under subsection (18 or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

(25) APPRAISERS - The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(26) FINAL ORDER - The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

(27) INTEREST - The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(28) WHERE CORPORATION UNABLE TO PAY - Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(29) IDEM - Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

     (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(30) IDEM - A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

     (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

(31) COURT ORDER - Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

(32) COMMISSION MAY APPEAR - The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.